Exhibit 99.1

Positive Top-Line Results achieved from Two Phase 1 Clinical Trials of BACE Inhibitor BI1181181/VTP-37948 in Alzheimer’s Disease

•                  BI1181181/VTP-37948 demonstrated greater than 80% reduction of an Alzheimer’s disease biomarker, the cerebral spinal fluid amyloid beta levels

•                  BI1181181/VTP-37948 was safe and generally well-tolerated with a profile supporting once-daily dosing

FORT WASHINGTON, PA, OCTOBER 23, 2014 — Vitae Pharmaceuticals, Inc. (NASDAQ: VTAE), a clinical-stage biotechnology company, today announced positive top-line results from clinical trials in treatment and prevention of Alzheimer’s disease as part of the collaboration with Boehringer Ingelheim, one of the world’s 20 leading pharmaceutical companies. The two Phase 1 clinical trials of BI1181181/VTP-37948, an orally active beta secretase (BACE) inhibitor discovered by Vitae and developed by Boehringer Ingelheim, are randomized, placebo-controlled single dose studies (a single rising dose and a proof of mechanism study) that involved a total of 68 healthy volunteers.

The single rising dose trial assessed the safety, tolerability and pharmacokinetic profile of BI1181181/VTP-37948. In the study, BI1181181/VTP-37948 was safe and generally well-tolerated across all dose levels tested.  Also, the results indicated a half-life of between 16 and 19 hours, supporting a once-daily dosing profile.

In the proof of mechanism trial, intermediate doses of BI1181181/VTP-37948 were assessed for the potential to reduce amyloid beta (Aβ) levels in cerebral spinal fluid (CSF).  Plaques of amyloid beta in the brain are one of the primary indicators of Alzheimer’s disease. In this trial, BI1181181/VTP-37948 demonstrated the ability to lower CSF Aβ levels by more than 80%.

Based on the results of both of these trials, Boehringer Ingelheim expects to initiate additional Phase 1 studies, including a multiple rising dose trial which is expected to complete in the first half of 2015.

“To the scientists, the amyloid beta reduction observed with BI1181181/VPT-37948 provides early, but encouraging, insights into its potential to demonstrate clinical efficacy,” said Dr. Richard Gregg, Chief Scientific Officer of Vitae. “Further, these Phase 1 results support BI1181181/VTP-37948’s potential for well-tolerated, once-daily dosing for patients.”

About Alzheimer’s Disease

Alzheimer’s disease is the most common type of dementia and is increasing in prevalence as the population ages. According to the Centers for Disease Control, Alzheimer’s disease was the 6th leading cause of death in the United States in 2013. In addition, as of 2013, an estimated 5.1 million Americans had Alzheimer’s disease, nearly all of whom are aged 65 or older, and approximately 200,000 individuals under age 65 have early onset of Alzheimer’s disease. The demographics highlight that the economic impact of Alzheimer’s disease is large and continuing to grow. According to the Alzheimer’s Foundation of America, in 2010, the cost of care for people over age 70 in the United States in 2010 was between $157 billion and $210 billion.

About BI1181181/VTP-37948

BI1181181/VTP-37948 is Vitae Pharmaceuticals’ orally active BACE inhibitor that is being developed by Boehringer Ingelheim in the framework of a partnership. Using its proprietary Contour® platform, Vitae discovered potent BACE inhibitors that were orally active for lowering brain amyloid beta (Aβ) levels in animal models, and subsequently partnered with Boehringer Ingelheim to continue to progress these discoveries.

About Vitae Pharmaceuticals

Vitae Pharmaceuticals is a clinical-stage biotechnology company focused on discovering and developing novel, small molecule drugs for diseases in which there are significant unmet medical needs. The company is developing a robust and growing portfolio of novel product candidates generated by Contour®, its proprietary structure- based drug discovery platform.

For additional information, please visit the company’s website at www.vitaepharma.com.

Safe Harbor Statement

This release contains forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, including statements regarding the clinical development of BI1181181/VTP-37948. In some cases, you can identify forward-looking statements by terms such as “may,” “might,” “will,” “objective,” “intend,” “should,” “could,” “can,” “would,” “expect,” “believe,” “anticipate,” “project,” “target,” “design,” “estimate,” “predict,” “potential,” “plan” or the negative of these terms, and similar expressions intended to identify forward-looking statements. Such forward- looking statements are based upon current expectations that involve risks, changes in circumstances, assumptions and uncertainties and may turn out to be wrong.  For example, our statements about the timing and conduct of further clinical trials could be affected by the potential that we identify serious side effects or other safety issues, the fact that we are developing BI1181181/VTP-37948 as part of a collaboration and relying on a third party to conduct the trials and the other inherent risks of clinical development.  Furthermore the results of preclinical and clinical trials conducted to date may not be predictive of future results.  Vitae’s product candidates are at an early stage of development and contain a high level of development risk. All of our forward looking statements are subject to risks detailed in our filings with the U.S. Securities and Exchange Commission, including the

Company’s Registration Statement on Form S-1, as amended (Form S-1), and the prospectus filed in connection with the Form S-1. No forward-looking statements can be guaranteed and actual results may differ materially from such statements. The information in this release is provided only as of the date of this release, and Vitae undertakes no obligation to update any forward-looking statements contained in this release on account of new information, future events, or otherwise, except as required by law.

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INVESTORS:

Vitae Pharmaceuticals, Inc.

Richard S. Morris, CPA

Chief Financial Officer

(215) 461-2000

rmorris@vitaerx.com

Westwicke Partners

John Woolford

(443) 213-0506

john.woolford@westwicke.com

MEDIA:
Tony Plohoros
(908) 940-0135

tplohoros@6degreespr.com.